Exhibit 5.3

June 16, 2020

The Securities and Exchange Commission

RE:                          F-10 Registration Statement of FSD Pharma Inc. (the "Corporation")

Dear Sirs/Mesdames:

We refer to the registration statement on Form F-10 (the "Registration Statement") filed by the Corporation under the Securities Act of 1933, as amended (the "Act").

We hereby consent to references to our firm name in the Registration Statement, including on the face page of the Registration Statement and under the headings "Enforceability of Civil Liabilities", "Description of Debt Securities", "Legal Matters", and "Agent for Service of Process" and the reference to our advice under the heading "Enforceability of Civil Liabilities" and "Description of Debt Securities".

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Yours truly,

/s/ BENNETT JONES LLP

BENNETT JONES LLP